Exhibit 99.7

Grant Thornton LLP

500 US Bank Plaza North

200 South 6th St.

Minneapolis, MN 55402-1459

May 12, 2006

Attention: Joshua Bushard

Gentlemen:

This letter is in response to the letter dated May 11, 2005 that Grant Thornton sent to the Securities and Exchange Commission (SEC).

As the Company’s accountant for nearly twenty years, Grant Thornton is familiar with the Company’s business hours. Those hours were in fact referenced most recently in the letter to Grant Thornton dated April 26, 2006, which was filed as Exhibit 99.4 to the Company’s Form 8-K filed on April 28, 2006. After hours is the time after the Company’s offices close, which is anytime after 4:30 p.m.

The internal control opinion which was disclaimed was indeed for the single year ended 12-31-05, rather than the three year period.

The Company is perplexed how Grant Thornton could be unclear as to what was meant by “the situation referenced in 2, above” which read as follows:

As disclosed in the 8-K filed on April 19 and 25, 2006, Grant Thornton did send the Company a letter stating that its opinions on the financial statements and internal audit controls for the three years ended December 31, 2005 could no longer be relied upon.

The Company would call attention to its letter of April 25, 2006 responding to Grant Thornton’s letter of April 21, 2006, which was filed as Exhibit 99.13 to the Form 8-K/A filed on April 25, 2006. It would also would call attention to the letter filed as Exhibit 99.4 referenced above, which indicated that the only time Grant Thornton raised a concern about the timeliness of remedial action (preparation and audit of a 40 Act pro forma footnote) was in its 10A report sent at the time of its resignation. The Company and Grant Thornton first received a clear and official statement as to the SEC staff’s requirements on Friday April 14, 2006 via a fax to Company counsel (filed as Exhibit 99.10 to the Form 8-K/A filed on April 25). Grant Thornton met with the Company’s Board of Directors on the following Monday, April 17, to discuss, among other things, the preparation and audit of the 40 Act footnote. In fact during that meeting, Grant Thornton agreed to provide guidance as to the credentials of the outside preparer and the requisite form of the financials, which in turn would be the basis for it to decide whether to accept a new engagement to audit the footnote. After being told by the Board that time was of the essence and in response to a request that it expedite matters, Grant Thornton offered to furnish guidance either late the week of April 17 or early the following week. Rather than providing the promised guidance, however, it instead sent a letter of resignation and a 10A report. Grant Thornton was well aware that its guidance was the first step in the “remedial action” process.

Sincerely, National Presto Industries, Inc. Maryjo Cohen President and Chief Executive Operating Officer